As filed with the Securities and Exchange Commission on June 16, 2021

Registration No. 333--256787

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1 to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ELEVATION ONCOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	2836	84-1771427
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

888 Seventh Ave., 12th Floor

New York, New York 10106

(716) 371-1125

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Shawn Leland, Pharm.D., R.Ph.

Chief Executive Officer

Elevation Oncology, Inc.

888 Seventh Ave., 12th Floor

New York, New York 10106

(716) 371-1125

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Effie Toshav, Esq. Robert A. Freedman, Esq. Julia Forbess, Esq. Ryan Mitteness, Esq. Fenwick & West LLP 555 California Street San Francisco, California 94104 (415) 875-2300	Charles S. Kim Brian Leaf Divakar Gupta Cooley LLP 4401 Eastgate Mall San Diego, California 92121 (858) 550-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

The sole purpose of this Amendment No. 1 to the Registration Statement on Form S-1 of Elevation Oncology, Inc. is to file exhibit 10.10. Accordingly, this Amendment No. 1 consists only of the facing page, this explanatory note, Part II, including the signature page and the exhibit index, and the exhibit filed herewith.

Part II

Information not required in prospectus

Item 13. Other expenses of issuance and distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, paid or payable by the Registrant in connection with the sale of the common stock being registered. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and the stock exchange listing fee:

Amount Paid or To Be Paid
SEC registration fee		$10,910
FINRA filing fee		15,500
Stock exchange listing fee			*
Printing and engraving expenses			*
Legal fees and expenses			*
Accounting fees and expenses			*
Blue Sky, qualification fees and expenses			*
Transfer agent and registrar fees and expenses			*
Miscellaneous expenses			*
Total	$		*

*	To be completed by amendment.

Item 14. Indemnification of directors and executive officers.

Section 145 of the DGCL, authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and executive officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the DGCL, the registrant’s restated certificate of incorporation to be effective in connection with the completion of this offering contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

•	any breach of the director’s duty of loyalty to the registrant or its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL (regarding unlawful dividends and stock purchases); or

•	any transaction from which the director derived an improper personal benefit.

As permitted by the DGCL, the registrant’s restated bylaws to be effective in connection with the completion of this offering, provide that:

•	the registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the DGCL, subject to limited exceptions;

•	the registrant may indemnify its other employees and agents as set forth in the DGCL;

•	the registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to limited exceptions; and

•	the rights conferred in the restated bylaws are not exclusive.

Prior to the completion of this offering, the registrant intends to enter into indemnification agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the registrant’s restated certificate of incorporation and restated bylaws and to provide additional procedural protections. There is no pending litigation or proceeding involving a director or executive officer of the registrant for which indemnification is sought. Reference is also made to the underwriting agreement to be filed as Exhibit 1.1 to this registration statement, which provides for the indemnification of executive officers, directors and controlling persons of the registrant against certain liabilities. The indemnification provisions in the registrant’s restated certificate of incorporation, restated bylaws and the indemnification agreements entered into or to be entered into between the registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the registrant’s directors and executive officers for liabilities arising under the Securities Act.

The registrant has directors’ and officers’ liability insurance for securities matters.

Item 15. Recent sales of unregistered securities.

The following lists set forth information regarding all securities sold or granted by the registrant from April 29, 2019 through June 4, 2021 that were not registered under the Securities Act, and the consideration, if any, received by the registrant for such securities:

(a) Equity grants

Stock Option Grants. From April 29, 2019 and through June 16, 2021, the registrant has granted to its employees, directors, consultants and other service providers options to purchase an aggregate of 10,335,568 shares of our common stock under the 2019 Plan, with exercise prices ranging from $0.10 to $0.73 per share. The issuances of the securities described above were deemed to be exempt from registration pursuant to Section 4(a)(2) of the Securities Act or Rule 701 promulgated under the Securities Act as transactions pursuant to compensatory benefit plans. The shares of our common stock issued upon the exercise of options are deemed to be restricted securities for purposes of the Securities Act.

(b) Common stock

From April 29, 2019 and through June 16, 2021, we issued an aggregate of 3,333,333 shares of restricted common stock, for cash with a purchase price of $0.10 per share, pursuant to restricted stock purchase agreements to our employees, directors, advisors and consultants pursuant to our 2019 Plan.

The issuances of shares of common stock described in this section (b) of Item 15 were issued pursuant to either (i) restricted stock purchase agreements, pursuant to Section 4(a)(2) under the Securities Act or (ii) written compensatory plans or arrangements with our employees, directors, advisors and consultants, in reliance on the exemption provided by Rule 701 promulgated under the Securities Act or pursuant to Section 4(a)(2) under the Securities Act. All recipients either received adequate information about our company or had access, through employment or other relationships, to such information.

(c) Preferred stock

From July 2019 through January 2020, the registrant sold an aggregate of 32,450,000 shares of our Series A Preferred Stock, at a purchase price of $1.00 per share for total gross proceeds of $32.5 million. These transactions were exempt from the registration requirements of the Securities Act in reliance upon Section 4(a)(2) of the Securities Act or Regulation D promulgated under the Securities Act.

In November 2020, the registrant sold an aggregate of 34,043,889 shares of our Series B Preferred Stock, at a price per share of $1.9093 for total gross proceeds of $65.0 million. These transactions were exempt from the registration requirements of the Securities Act in reliance upon Section 4(a)(2) of the Securities Act or Regulation D promulgated under the Securities Act.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions or any public offering, and the registrant believes each transaction was exempt from the registration requirements of the Securities Act as stated above. All recipients of the foregoing transactions either received adequate information about the registrant or had access, through their relationships with the registrant, to such information. Furthermore, the registrant affixed appropriate legends to the share certificates and instruments issued in each foregoing transaction setting forth that the securities had not been registered and the applicable restrictions on transfer.

Item 16. Exhibits and financial statement schedules.

(a) Exhibits.

Exhibit Number	Description of Document

1.1*	Form of Underwriting Agreement.

3.1**	Second Amended and Restated Certificate of Incorporation, as currently in effect.

3.2**	Form of Restated Certificate of Incorporation to be effective upon the completion of this offering.

3.3**	Bylaws, as currently in effect.

3.4**	Form of Restated Bylaws to be effective upon the completion of this offering.

4.1*	Form of Common Stock Certificate.

4.2**	Amended and Restated Investors’ Rights Agreement, dated November 10, 2020 by and among Elevation Oncology, Inc. and certain of its stockholders.

5.1*	Opinion of Fenwick & West LLP.

10.1*	Form of Indemnity Agreement.

10.2**	2019 Equity Incentive Plan, as amended, and forms of award agreements.

10.3*	2021 Equity Incentive Plan, to become effective on the date the registration statement is declared effective, and forms of award agreements.

10.4*	2021 Employee Stock Purchase Plan, to become effective on the date the registration statement is declared effective, and forms of award agreements.

10.5**^†	Asset Purchase Agreement dated May 28, 2019, by and between the Registrant and Merrimack Pharmaceuticals, Inc., as amended

10.6**^†	Amended and Restated Collaboration Agreement dated January 24, 2007 between Dyax Corp. and Merrimack Pharmaceuticals, Inc., as amended.

10.7**^†	Commercial License Agreement dated June 4, 2008 between Selexis SA and Merrimack Pharmaceuticals, Inc.

10.8**	Form of IPO Participation Right Letter

10.9*	Form of Executive Officer Employment Agreement

10.10^†	Collaboration Agreement dated June 14, 2021, between Caris MPI, Inc. and Elevation Oncology, Inc.

23.1**	Consent of CohnReznick, LLP, an independent registered public accounting firm.

23.2*	Consent of Fenwick & West LLP (included in Exhibit 5.1).

24.1**	Power of Attorney (included in the signature page to this registration statement).

*	To be filed by amendment.

**	Previously filed.

^	Registrant has omitted portions of the exhibit as permitted under Item 601(b)(10) of Regulations S-K.

†	Registrant has omitted schedules and exhibits pursuant to Item 601(a)(5) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of the omitted schedules and exhibits to the SEC upon request.

(b) Financial statement schedules.

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or notes.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the completion specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the sixteenth day of June, 2021.

ELEVATION ONCOLOGY, INC.

By:	/s/ Shawn Leland
Shawn Leland, Pharm.D., R.Ph.
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Shawn Leland	President, Chief Executive Officer and Director	June 16, 2021
Shawn Leland, Pharm.D., R.Ph.	(Principal Executive Officer)

/s/ Eric J. Hall	(Principal Accounting and Financial Officer)	June 16, 2021
Eric J. Hall

*	Chairman of the Board	June 16, 2021
Steven A. Elms

*	Director	June 16, 2021
Lori Hu

*	Director	June 16, 2021
Richard Gaster, M.D., Ph.D.

*	Director	June 16, 2021
Andrew Phillips, Ph.D.

*	Director	June 16, 2021
Colin Walsh, Ph.D.

*	Director	June 16, 2021
Timothy Clackson, Ph.D.

*By	/s/ Shawn Leland
Shawn Leland, Pharm.D., R.Ph.
Attorney-in-fact